EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER MUNICIPAL INCOME
 TRUST 10f-3 transactions for the period April 1,2000- JUne
 30, 2000 S TOTAL ISSUED/ DATE PRICE AMOUNT % of PRINCIPAL
 PURCHASED SECURITY PURCHASED SHARE PURCHASED Assets AMOUNT
   BY FUND BROKER(S) Massachusetts 2000 Series B 06/16/00
  $95.988 $5,000,000 1.89% $740,305,000 0.66% Paine Webber